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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 15, 2002 relating to the financial statements and financial highlights, which appears in the January 31, 2002 Annual Report to Shareholders of Prudential Core Investment Fund - Taxable Money Market Series, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers" and "Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

New York, New York
March 28, 2002